EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Blake Stowell	Tia Hejny
The SCO Group, Inc.	The SCO Group, Inc.
bstowell@sco.com	thejny@sco.com
Tel: (801) 932-5703	Tel: (801) 932-5709
www.sco.com	www.sco.com

The SCO Group Announces Third Quarter Fiscal 2006 Results

LINDON, Utah — September 6, 2006 — The SCO Group, Inc. (Nasdaq: SCOX), a leading provider of UNIX® software technology and mobile services, today reported results for its third quarter ended July 31, 2006.

Revenue for the third quarter of fiscal year 2006 was $7,421,000 as compared to $9,353,000 for the comparable quarter of the prior year. The net loss for the third quarter of fiscal year 2006 was $(3,580,000), or $(0.17) per diluted common share, as compared to a net loss of $(2,372,000), or $(0.13) per diluted common share, for the comparable quarter of the prior year. The decrease in revenue and increase in net loss were primarily attributable to continued competitive pressures on the Company’s UNIX products and services.

Legal and other expenses incurred in connection with the Company’s litigation were $2,315,000 for the third quarter of fiscal year 2006, which was down from costs of $3,085,000 for the third quarter of fiscal year 2005 and down from costs of $3,762,000 for the second quarter of fiscal year 2006. Because of the unique and unpredictable nature of this litigation, the occurrence and timing of litigation-related expenses is difficult to predict, and will be difficult to predict in the future.

“While competition continues to be difficult for us in the operating systems business, we are moving forward with our UNIX solutions and mobile services strategy, as we believe that the market, as well as the benefits to our customers and partners, is significant,” said Darl McBride, president and CEO of The SCO Group. “The Company has made important strides in the development and deployment of its Me Inc. mobile services and development platform. We remain committed to our UNIX business, introducing new mobile services to the marketplace and defending our intellectual property through the legal process.”

Revenue for the nine months ended July 31, 2006 was $21,890,000 as compared to $27,476,000 for the nine months ended July 31, 2005. The net loss for the nine months ended July 31, 2006 was $(12,855,000), or $(0.62) per diluted common share, as compared to a net loss of $(7,295,000), or $(0.41) per diluted common share, for the nine months ended July 31, 2005.

Cash and cash equivalents, available-for-sale marketable securities and restricted cash to be used for certain legal expenses totaled $15,521,000 as of July 31, 2006.

The Company’s Business

During the third quarter of fiscal year 2006, the Company introduced new products and solutions to the market from both its UNIX and mobile services groups. This included the introduction of SCO H.A. Clusters for SCO OpenServer 6, as well as updates to SCO OpenServer 6 and SCOoffice Server.

During the third quarter of fiscal year 2006, the Company launched initiatives that should benefit the Company’s mobile services platform over the coming quarters. One initiative is a developer challenge that is designed to incent developers from around the world to begin developing mobile applications that will run on the Company’s Me Inc. mobile platform. Many developers signed up for this challenge and also participated in a number of developer specific break out sessions at the Company’s annual SCO Forum conference that was held in early August 2006.

As a second initiative and to assist developers in the creation of mobile applications, the Company has introduced the Me Inc. Toolkit, which includes many of the essential tools needed for helping developers jump-start their mobile application development projects. In addition, the Company has established industry partnerships with such companies as Palm® and Microsoft® that will allow the Company to extend the Me Inc. development tools to a broader set of developers with established development skills, including those that use Microsoft Visual Studio®.

Conference Call

As previously announced, The SCO Group will host a conference call at 5:00 p.m. EDT today, September 6, 2006, to discuss the fiscal third quarter results. To participate in the teleconference, please call toll free 1-800-967-7140 or use the toll number 1-719-457-2629; confirmation code: 2529843, approximately five minutes prior to the time stated above. A listen-only Webcast of the call will be broadcast live with a replay available the following day. The Webcast and replay may be accessed from http://ir.sco.com/events.cfm.

Forward-Looking Statements

The statements contained in this press release regarding (i) the Company’s progress with its UNIX solutions and mobile services strategy, and its potential market, (ii) the Company’s commitment to its strategy of strengthening its UNIX business, introducing new mobile services to the marketplace and defending its intellectual property through the legal process, (iii) the benefits that the Company expects to receive relating to the launch of its mobile services platform, and (iv) the Company’s expectation that its industry partnerships will allow it to extend the Me Inc. Toolkit to a broader set of developers, that are not historical facts are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to risks and uncertainties. We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements. These factors include, but are not limited to, continued competitive pressure on the Company’s operating system products which could impact the Company’s results of operations, increased or unforeseen legal costs related to the Company’s litigation, the inability to devote sufficient resources to the development and marketing of the Company’s products, and the possibility that companies with whom the Company has formed partnerships will decide to terminate, or reduce the resources devoted to, their partnership with the Company. These and other factors that could cause actual results to differ materially from those anticipated are discussed in more detail in the Company’s periodic and current filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended October 31, 2005, and its subsequent Forms 10-Q. These forward-looking statements speak only as of the date on which such statements are made, and The SCO Group undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

About The SCO Group

The SCO Group (NASDAQ: SCOX) is a leading provider of UNIX software technology and mobile services, offering SCO OpenServer for small to medium business, UnixWare for enterprise applications, and Me Inc. for mobile services. SCO’s highly innovative and reliable solutions help millions of customers grow their businesses everyday, from SCO OpenServer on main street to UnixWare on Wall Street, and beyond. SCO owns the core UNIX operating system, originally developed by AT&T/Bell Labs and is the exclusive licensor to UNIX-based system software providers.

Headquartered in Lindon, Utah, SCO has a worldwide network of thousands of resellers and developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit http://www.sco.com.

SCO, SCO OpenServer, Me Inc., EdgeClick, and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX and UnixWare are registered trademarks of The Open Group. All other brand or product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

The SCO Group Announces Third Quarter Fiscal 2006 Results	Page 4

Condensed Consolidated Balance Sheet Data

(unaudited, in thousands)

	July 31,	October 31,
	2006	2005
Assets:
Cash and cash equivalents	$8,861	$4,272
Restricted cash	2,010	5,690
Available-for-sale marketable securities	5,099	6,165
Accounts receivable, net	4,072	6,343
Other	1,720	2,454
Total current assets	21,762	24,924
Property and equipment, net	610	578
Intangibles, net	677	2,707
Other	423	739
Total assets	$23,472	$28,948
Liabilities:
Accounts payable	$2,239	$2,197
Accrued payroll and other expenses	4,821	5,774
Deferred revenue	2,875	3,841
Other	1,956	4,443
Total current liabilities	11,891	16,255
Long-term liabilities	227	338
Common stock subject to rescission	—	1,018
Stockholders’ equity	11,354	11,337
Total liabilities and stockholders’ equity	$23,472	$28,948

The SCO Group Announces Third Quarter Fiscal 2006 Results	Page 5

Condensed Consolidated Statement of Operations Data

(unaudited, in thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2006	2005	2006	2005

Products revenue	$6,201	$7,953	$17,904	$23,095
SCOsource licensing revenue	31	32	95	132
Services revenue	1,189	1,368	3,891	4,249
Total revenue	7,421	9,353	21,890	27,476
Cost of products revenue	478	695	1,559	1,902
Cost of SCOsource licensing revenue	2,315	3,085	10,087	9,467
Cost of services revenue	666	700	2,012	2,195
Total cost of revenue	3,459	4,480	13,658	13,564
Gross margin	3,962	4,873	8,232	13,912
Operating expenses:
Sales and marketing	3,111	2,935	8,656	8,849
Research and development	2,029	1,940	5,786	6,145
General and administrative	1,829	1,647	5,139	5,446
Amortization of intangibles	593	593	1,778	1,779
Total operating expenses	7,562	7,115	21,359	22,219
Loss from operations	(3,600)	(2,242)	(13,127)	(8,307)
Equity in income (loss) of affiliate	—	(19)	(8)	51
Other income (expense), net	127	(27)	588	1,282
Loss before provision for income taxes	(3,473)	(2,288)	(12,547)	(6,974)
Provision for income taxes	(107)	(84)	(308)	(321)
Net loss	$(3,580)	$(2,372)	$(12,855)	$(7,295)
Basic and diluted net loss per common share	$(0.17)	$(0.13)	$(0.62)	$(0.41)
Weighted average basic and diluted common shares outstanding	21,063	17,993	20,703	17,885